Exhibit 99.2

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Tender Offer for the 3.250% Convertible Senior

Notes due 2015 Issued By Alpha Appalachia Holdings, Inc. (formerly Massey Energy

Company) and Consent Solicitation

BRISTOL, Va., September 27, 2012 – Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”; the “Company”) today announced that it and Alpha Appalachia Holdings, Inc. (formerly Massey Energy Company) (the “Issuer” and, together with Alpha, the “Offerors”) are commencing a cash tender offer for up to $350 million aggregate principal amount (the “Tender Cap Amount”) of the outstanding 3.250% Convertible Senior Notes due 2015 issued by the Issuer (the “Notes”). The tender offer will expire at 11:59 p.m., New York City time, on October 25, 2012, unless extended or terminated earlier (the “Final Expiration Date”). The terms and conditions of the tender offer are described in the Offer to Purchase and Consent Solicitation Statement dated September 27, 2012 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal.

Holders must validly tender their Notes prior to an “Early Expiration Date” of 5:00 p.m., New York City time, on October 11, 2012, unless extended or terminated earlier, in order to be eligible to receive the “Total Consideration” of $940 per $1,000 principal amount of Notes, which includes an “Early Tender Payment” of $20 per principal amount of Notes, subject to any proration in the event that the aggregate principal amount of Notes tendered prior to the Early Expiration Date exceeds the Tender Cap Amount. If the Tender Cap Amount is not exceeded at the Early Expiration Date, Holders validly tendering their Notes after the Early Expiration Date but prior to the Final Expiration Date will be eligible to receive $920 per $1,000 principal amount of Notes, which is an amount equal to the Total Consideration less the Early Tender Payment (the “Tender Offer Consideration”), subject to any proration in the event that the aggregate principal amount of Notes tendered prior to the Final Expiration Date (including the aggregate principal amount of any Notes purchased at the Early Settlement Date, as defined below) exceeds the Tender Cap Amount. In addition, payment for Notes purchased will include accrued interest up to but excluding the applicable settlement date, which is expected to be one business day following the Early Expiration Date, in the case of tenders made prior to the Early Expiration Date (the “Early Settlement Date”), or one business day following the Final Expiration Date, in the case of tenders made after the Early Expiration Date but prior to the Final Expiration Date (the “Final Settlement Date”), provided that the conditions to the tender offer have been satisfied or waived.

The tender offer is conditioned upon satisfaction or waiver of certain conditions, including the consummation of an offering by Alpha of one or more series of its senior notes, the net proceeds of which are sufficient to purchase the Notes tendered in the tender offer. Citigroup and Barclays are acting as dealer managers for the tender offer.

Concurrently with the tender offer, the Offerors are also soliciting consents to certain proposed amendments to the indenture under which the Notes were issued as described in the Offer to Purchase (the “Proposed Amendments”). Holders who tender Notes in the tender offer are required to consent to the Proposed Amendments and will be deemed to have delivered consents to the Proposed Amendments, even if any or all of a Holder’s tendered Notes are not purchased as a result of any proration. Holders may not validly revoke consents without validly withdrawing the previously tendered Notes.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and related Consent and Letter of Transmittal, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the tender offer. Copies of the Offer to Purchase and the Consent and Letter of Transmittal may be obtained from D.F. King, which is acting as the tender agent and information agent for the tender offer, at (800) 967-4617 (toll-free). Questions regarding the tender offer also may be directed to the dealer managers for the tender offer, Citigroup Global Markets Inc., at (800) 831-9146 (toll-free) or Barclays Capital Inc., at (800) 438-3242.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Offerors are making the tender offer by and pursuant to the terms of the Offer to Purchase and Consent and Letter of Transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Offerors, the tender agent and information agent, the dealer managers, the trustee with respect to the Notes or any of their respective affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Alpha’s new notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of Alpha’s new notes will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable preliminary prospectus supplement and other related documents or pursuant to an exemption from registration under the Securities Act of 1933, as amended.

About Alpha Natural Resources

Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents.

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Investor Contact

Todd Allen, CFA

Vice President, Investor Relations

276-739-5328

tallen@alphanr.com

Media Contact

Ted Pile

Vice President, Corporate Communications

276-623-2920

tpile@alphanr.com

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